Exhibit 10.14

07/39360

Books of Council and Session

Extract Registered 8 Oct 2007

LEASE

SCOTTISH MINISTERS

DALGLEN (NO.1062) LIMITED

SHEPHERD & WEDDERBURN LLP

LP 1 EDINBURGH 6

07/39360

AT EDINBURGH the Eighth day of October Two thousand and seven the Deed hereinafter reproduced was presented for registration in the Books of the Lords of Council and Session for preservation and execution and is registered in the said Books as follows:-

	5.22 Drains	19

	5.23 Air Pollution	19

	5.24 Not to cause Obstructions etc.	19

	5.25 Not to acknowledge third party rights	20

	5.26 Fire/Emergency Systems	20

	5.27 Temperature	20

	5.28 Re-letting/For Sale Boards	20

	5.29 Security	21

	5.30 Other Insurances	21

	5.31 Application for Consent	21

	5.32 Inform Landlords of Notices	21

	5.33 Advise Landlords of Damage	21

	5.34 Inform Landlords of Defects	21

	5.35 Remedy Breaches by Sub-Tenants	22

	5.36 Assignation etc. of Part	22

	5.37 Assignation/Sub-letting of Whole	22

	5.38 Sub-Letting	22

	5.39 Copy Documents	23

	5.40 Facilitate Access etc	23

	5.41 Indemnity	23

	5.42 Removal	24

6.	Landlords’ Warranty	25

	6.1 Quiet Enjoyment	25

	6.2 No Warranty	25

	6.3 Services	26

7.	Schedule of Dilapidations	26

	7.1 Landlords’ Entitlement	26

8.	Insurance	26

9.	Reinstatement	27

10.	Lease to Continue in Full Force and Effect	27

11.	Irritancy	.28

	11.1 Landlords’ Entitlement to Irritate	28

	11.2 Remediable Breach	29

(ii)

12.	Acceptance of Rent/No Waiver/No Compensation	29

	12.1 Acceptance of Rent	29

	12.2 No Compensation	29

13.	No Implied Servitudes	29

14.	Disclaimer of Liability	30

15.	Exclusion of Representations	30

16.	Notices	30

17.	Arbitration	31

18.	Registration	31

Schedule		32

Part 1 The Premises		32

Part 2 The Reserved Rights		33

Part 3 List of Fixtures		34

(iii)

LEASE

between

THE SCOTTISH MINISTERS (who and whose successors are hereinafter referred to as “the Landlords”); and

DALGLEN (NO.1062) LIMITED, (registered in Scotland, no. SC310584), having its registered office at Dalmore House, 310 St Vincent Street, Glasgow (who and whose permitted successors and assignees are hereinafter referred to as “the Tenants”)

1.	Definitions And Interpretation

1.1	Definitions

In this Lease (including this sub-clause and the Schedule) the following words and expressions shall have the following meanings:-

“Base Rate”	the Base Rate for the time being and from time to time of the Bank of Scotland (or in the event of said Base Rate ceasing to exist, such other equivalent rate as the Landlords may determine);

“the Car Park Plan”	the plan marked Car Park Plan annexed and executed as relative hereto;

“the CDM Regulations”	the Construction (Design and Management) Regulations 1994;

“the Conduits”	the drains, sewers, pipes, cisterns, tanks, pumps, gutters, ducts, wires, cables, conductors, transmitters, meters, aerials and all other conducting and service media and connections and associated parts, which are used, designed or adapted for use in carrying electricity, water, gas, telecommunications and other services for the time being and from time to time lying in or on or passing through, over, under or across the Premises (save insofar as the same serve exclusively the Premises) as the same may be altered, improved or extended from time to time;

“the Date of Entry”	the date of Completion as defined in the SPA;

“the Duration”	the period of 5 years from (and including) the Date of Entry subject to Clause 2.2;

“the Full Cost of Reinstatement”	the whole costs which would be likely to be incurred at any time during the Duration, including the cost of demolition, site clearance, shoring up, propping, temporary hoarding and other temporary works and incidental expenses and architects’, surveyors, and other professional fees, together with any Value Added Tax properly chargeable on such costs and others, in relation to the repairing, rebuilding, renewing and reinstatement of the Premises, having regard to any expected increases in building costs pending and during the period of reinstatement, all as shall be determined by the Landlords from time to time;

“the Insured Risks”	fire, lightning, storm, tempest, flood, earthquake, subsidence, explosion, impact, damage by aircraft (other than hostile aircraft) and flying objects and articles dropped therefrom, riot, civil commotion, strikes, labour or political disturbance, terrorism bursting or overflowing of water tanks, apparatus or pipes, malicious damage, theft and/or such other normal commercial risks and insurances as the Landlords may from time to time deem necessary in respect of the Premises (but in each case only for so long as and to the extent that the Landlords are able to obtain cover for the Insured Risks at reasonable commercial rates and subject to such excesses, exclusions and limitations as the Landlords’ insurers may require or impose);

“the Lease Plan”	the plan of the Premises annexed as relative to this Lease which plan is demonstrative only;

“the Option Dales”	each of the 2nd, 3rd and 4th anniversaries of the Date of Entry;

“the Planning Acts”	the Town and Country Planning (Scotland) Act 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Consequential Provisions) (Scotland) Act 1997, the Local Government and Planning (Scotland) Act 1982 and the Town and Country Planning Act 1984, the Planning and Compensation Act 1991, and any other legislation from time to time in force relating to planning matters;

‘the Plant and Equipment”	all (if any) electrical, mechanical and other plant, machinery and equipment, including, without prejudice to the generality, heating equipment, lighting equipment (including emergency lighting and automatic controls and all external lighting and flood lighting and all controls and cabling relating thereto), cleaning equipment, fire precaution and fire fighting equipment (including sprinkler systems), transport equipment, ventilation equipment, compactors, air conditioning and cooling plant and equipment, internal and public telephone systems, public address systems and radiopaging equipment, security and intruder alarm systems and equipment (including remote control and/or closed circuit television equipment with monitors), water supply, gas and other installations, connections and meters, hot water systems and boilers, sanitary apparatus, goods and passenger lifts and escalators (if any), television aerials and all connecting media and circuitry pertaining thereto and all other such equipment (including standby and emergency systems and equipment), in, on under, over or passing through and exclusively serving the Premises or any part thereof for the time being and from time to time;

“the Premises”	those subjects described in Part One of the Schedule;

“Quarter Days”	the Date of Entry and the dates falling 3, 6 and 9 months after the Date of Entry in each year and the expressions “Quarter Day” and “the relevant Quarter Day” shall be construed accordingly;

“the Reserved Rights”	the rights and reservations set out in Part Two of the Schedule;

“the Schedule”	the Schedule of Two Parts annexed as relative hereto;

“the Schedule of Condition”	the photographic Schedule of Condition of the Premises prepared by CB Richard Ellis dated 2 March 2007;

“Service Charge”	means such equitable proportion attributable to the Premises of the Service Expenditure as the Landlords shall from time to time determine, acting reasonably, and which equitable proportion shall be final and binding save in the case of manifest or demonstrable error or omission, and may differ in respect of different elements of the Service Expenditure;

“Service Charge Year”	means any period of twelve months (or longer or shorter when there is a change of the date for commencement of such period) as the Landlords may from time to time select as the relevant period for calculation of the Service Expenditure;

“Service Expenditure”	means the whole costs and expenses properly and reasonably incurred by the Landlords during any Service Charge Year in respect of any and/or all of the following:-

(i) the electricity, the emergency electricity supply, gas, steam, water, sewerage;

(ii) plumbed-in water dispensers;

(iii) maintenance costs for the access control system;

(iv)     Close Circuit Television maintenance and any other security measures including the cost of employing any security staff used in common by the Premises and other adjoining, neighbouring or nearby properties; and

(v)      the provision and maintenance of plants, shrubs, trees and grassed and other landscaped areas which are used in common by the Premises and other adjoining, neighbouring or nearby properties and keeping these areas tidy, free from weeds and with the grass cut; (items (i) – (v) above shall be herein referred to as “the Services”).

“SPA”	the Agreement among The Common Services Agency, acting through the Scottish National Blood Transfusion Service, the Tenants and Quotient Bioresearch Limited dated 26 July 2007;

“Specified Rate”	the rate of four per cent per annum above Base Rate;

“the Surveyor”	an independent Chartered Surveyor qualified for not less than ten years in the profession who shall be a Fellow or Professional Associate of the Royal Institution of Chartered Surveyors and shall have had substantial and recent working knowledge and experience in the letting and valuation and rental values of properties similar in type and location to the Premises, to be agreed upon by the Landlords and the Tenants and failing such agreement to be nominated and appointed by the Chairman or other Senior Office Holder for the time being of the Scottish Branch of the Royal Institution of Chartered Surveyors on the application of either party.

1.2	Interpretation

In this Lease: -

1.2.1	Words importing the singular shall include the plural and words importing the masculine gender shall include the feminine gender and vice versa and where there are two or more persons included in the expression “the Tenants”, obligations expressed or implied to be undertaken by the Tenants shall be deemed to be undertaken by such persons jointly and severally. The word “person” shall mean an individual, partnership, company, public authority or any other body whatsoever;

1.2.2	If the Tenants consist of a firm or partnership the obligations of the Tenants shall be binding jointly and severally not only on all persons who are partners of the firm at the time that this Lease is executed but also on all persons who shall become partners of the firm at any time during the Duration and their respective executors and representatives whomsoever as well as on the firm and its whole stock, funds, assets and estate without the necessity of discussing them in their order and such assets and estate without the necessity of discussing them in their order and such obligations shall subsist and remain in full force and effect notwithstanding any change or changes which may take place in the name of the firm or the constitution of the partnership whether by the assumption of a new partner or partners or by the retiral, death or outgoing for any other cause of any individual partner; Declaring that the retiral, death or outgoing of any individual partner shall not of itself discharge such partner or his executors from such partner’s joint and several liability in terms of this Lease.

1.2.3	All obligations undertaken by the Tenants shall be binding on them and in substitution therefor their permitted successors and assignees during the entire Duration; If the Tenants comprise more than one person the Landlords shall be entitled to discharge any of the persons so comprised without in any way discharging any of the remaining persons so comprised in terms of this Lease;

1.2.4	Any reference to a statute or subordinate legislation shall include any modification, extension or re-enactment thereof for the time being in force and shall also include all instruments, orders and regulations for the time being made, issued or given thereunder or deriving validity therefrom;

1.2.5	Any obligation by the Tenants not to do an act or thing shall be deemed to include an obligation not to agree or suffer or permit such act or thing to be done by any agent, employee, invitee, contractor, licensee or others for whom the Tenants are responsible in law;

1.2.6	Any reference to an act, omission or default of the Tenants shall be deemed to include an act, omission or default of their sub-tenants, agents, employees, invitees, contractors, licensees and others for whom the Tenants are responsible in law and/or the Tenants’ or their sub-tenants’ respective predecessors in title;

1.2.7	Any reference to any right or reservation exercisable by or for the benefit of the Landlords shall be deemed to include the exercise of such right or reservation by any person or persons authorised by the Landlords, and further, such right or reservation may be exercised with agents, employees, professional advisers, workmen, contractors and others;

1.2.8	The clause, paragraph and schedule headings in this Lease are for reference only and shall not affect the construction or interpretation of this Lease.

2.	The Grant

2.1	The Grant

The Landlords hereby let to the Tenants (but excluding assignees legal or conventional and sub-tenants and managers for creditors except as hereinafter provided), the Premises under reservation of the Reserved Rights and that for the Duration at an initial rent of TWO HUNDRED AND FORTY EIGHT THOUSAND POUNDS (£248,000) STERLING per annum payable in equal quarterly instalments in advance on the Quarter Days; but providing that the first payment will fall due on the date falling 6 months after the Date of Entry (such date being herein called the “6 Month Date”) and the rent that would have been payable in respect of the said 6 month period shall be added to the rent payable by the Tenants in respect of the period from the 6 Month Date until the 2nd anniversary of the Date of Entry such that the sum of £20,667 STERLING shall be paid in addition to the installment of rent payable on each Quarter Date occurring from and including the 6 Month Date until and including the 2nd anniversary of the Date of Entry;

2.2	Break Option

Notwithstanding Clause 2.1, either party shall have the option to terminate the Lease on the Option Dates by giving not less than 6 months’ prior notice in writing to the other party to that effect; Provided always that the Tenants shall not be entitled to terminate the Lease by notice as aforesaid where the Tenants are in breach of any of the monetary obligations incumbent upon them in terms of this Lease and the Tenants’ option to terminate as aforesaid shall in every case be subject and without prejudice to the whole obligations on the Tenants whether in respect of dilapidations or otherwise relating to removal on expiry or earlier termination of the Lease hereinafter contained.

3.	Not Used

4.	Tenants’ Monetary Obligations

4.1	Monetary Obligations

The Tenants bind and oblige themselves:-

4.1.1	To pay the rent from time to time payable in terms of this Lease without deduction, retention or demand in equal quarterly instalments in advance on the Quarter Days by Banker’s Order or such other method as the Landlords may from time to time direct; and if so required by the Landlords forthwith to complete and deliver to the Landlords all forms provided by the Landlords for the purpose of setting up a Banker’s Order for payment of rent to such bank account as the Landlords may direct in writing and not, without the prior written consent of the Landlords, to vary, amend or cancel any Banker’s Order form completed by the Tenants in pursuance of this provision;

4.1.2	To pay all existing and future rates (including water rates), taxes, duties, charges, assessments, impositions, outgoings and outlays whatsoever charged, assessed or imposed on or in respect of the Premises whether payable by the owner or occupier but excluding any taxes due and payable personally by the Landlords resulting directly from any disposal of or dealing by the Landlords with the Landlords’ interest under this Lease;

4.1.3	To pay charges (including connection charges) for, telecommunications and other services used or consumed in or upon the Premises (but not water, gas or electricity charges which form part of the Services and which shall be paid for by the Tenants as part of the Service Charge)

4.1.4	To pay on demand without deduction the premiums incurred by the Landlords in complying with the Landlords’ obligations under Clause 8, as such premiums shall be determined by the Landlords’ insurers from time to time, whose decision shall be final and binding and to pay (i) any amount which may be deducted or disallowed by the insurers pursuant to any excess provision in any insurance policy effected by the Landlords in terms of this Lease upon settlement of any claim by the Landlords (ii) any costs incurred by the Landlords in obtaining insurance valuations of the Premises from time to time (but not more than once in every calendar year) and (iii) any insurance taxes;

4.1.5	To pay or reimburse the Landlords on demand:-

(i)	any shortfall in any insurance monies (including professional and other fees) which would otherwise have been recovered by the Landlords but only where and to the extent that such shortfall arises as a consequence solely or in part of some act, omission or default of the Tenants; and

(ii)	any increase in the cost of insuring the Premises or any other property in which the Landlords have an interest above the rate which would otherwise be payable arising as a consequence of any act or omission or default of the Tenants or their predecessors in title or the use to which the Tenants or their foresaids have put the Premises whether at the Date of Entry or at any later date;

4.1.6	To pay on demand all expenses, costs, charges, fees and outlays (including but without prejudice to the foregoing generality Solicitor’s costs, Counsel’s, Architect’s and Surveyor’s and other professional fees and commission payable to a Messenger-at-Arms or Sheriff Officer) incurred by the Landlords

(i)	in the negotiation, preparation and completion of any subsequent documentation in connection with this Lease (but not this Lease itself) (including any stamp duty land tax on any land transaction pursuant to which this Lease and any such subsequent documentation is entered into and the costs of registering this Lease and any such subsequent documentation in the Books of Council and Session and obtaining three Extracts (two of which shall be for the use of the Landlords) and the Tenants will submit a Land Transaction Return (SDLT 1 and 4) in respect of the Lease to the Inland Revenue within 21 days of the Date of Entry and will deliver to the Landlords a Land Transaction Return Certificate (SDLT5) in respect of the Lease as soon as the same is received from the Inland Revenue in order to allow the Landlords to register the Lease and any such subsequent documentation;

(ii)	relating to the enforcement of, or procuring the remedy of any breach of, any obligation of the Tenants hereunder notwithstanding that any steps taken hereunder be rendered unnecessary by the Tenants’ subsequent compliance with the provisions of this Lease and the preparation and service of any Schedule of Dilapidations in terms of this Lease and the preparation and service of all other notices served in terms of this Lease; and

(iii)	in relation to every application for consent or approval made in terms of this Lease or otherwise, whether such consent or approval is granted or refused or the application withdrawn;

4.1.7	To pay to the Landlords on demand any charges, assessments or other similar outlays including management, factoring or administration charges whether or not of a recurring nature exigible in respect of the Premises (or such proportion as is applicable to the Premises of any such charges and others as aforesaid exigible in respect of larger subjects of which the Premises form part) whether in terms of the title deeds or otherwise;

4.1.8	To pay or reimburse to the Landlords such proportion as is applicable to the Premises the Landlords acting reasonably and in accordance with good estate management whether in terms of the title deeds or by statute, common law or otherwise of the costs and expenses of making, laying, repairing, maintaining, renewing, rebuilding, lighting and cleansing the Conduits and all roads, pavements, vaults, walls, fences and any other structure or thing owned or used in common by the Premises and other adjoining, neighbouring or nearby properties (together with any related management, factoring or administration charges);

4.1.9	To pay to the Landlords any Value Added Tax and/or any other tax or charge of a similar nature as shall be properly chargeable in respect of all monies (including rent) undertaken to be paid by the Tenants under this Lease all of which monies are for the avoidance of doubt expressed exclusive of Value Added Tax or such other tax as aforesaid;

4.1.10	To pay to the Landlords on demand without deduction the sums referred to in Clause 5.8 and Clause 7 hereof (but only in the event of default of the Tenants as specified at the said Clauses 5.8 and 7);

4.1.11	Without prejudice to any other right, remedy or power available to the Landlords, to pay to the Landlords on demand interest at the Specified Rate on all sums due to the Landlords under this Lease from the due date for payment thereof until the date of actual receipt of payment in full by the Landlords, and as well before as after decree such interest to be calculated on a daily basis on the balance then outstanding and compounded quarterly on the Quarter Days;

4.1.12	The Tenants shall pay to the Landlords the Service Charge, without deduction, retention or demand on the basis of the estimated Service Expenditure for each Service Charge Year and that in equal quarterly instalments in advance on the Quarter Days by Banker’s Order or such method as the Landlords may from time to time direct, the first payment being due on the Date of Entry for the period up to the next Quarter Day.

4.1.13	As soon as reasonably practicable after the end of each Service Charge Year, the Landlords shall procure the production and delivery to the Tenants of a statement summarising the actual Service Expenditure properly incurred by the Landlords in such year, which statement shall be final and binding save in the case of manifest or demonstrable error or omission. The Tenants shall pay to the Landlords any shortfall between the sums demanded from the Tenants in terms of Clause 4.1.12 and the Service Charge calculated in respect of the actual Service Expenditure for that year, and that within fourteen working days of demand. Alternatively, any overpayment by the Tenants shall be credited by the Landlords towards the next quarterly payment of Service Charge due by the Tenants.

5.	Tenants’ Non-Monetary Obligations

The Tenants bind and oblige themselves:-

5.1	Repairing

To accept the Premises as being in good, substantial and tenantable condition and repair and wind and water tight and in all respects fit for full occupation and use by the Tenants subject always to the items specified in the Schedule of Condition and to put and keep the Premises in like condition and repair and subject as aforesaid to the Schedule of Condition throughout the Duration well and substantially to repair, maintain, cleanse, replace, renew, rebuild and reinstate the same all to the satisfaction of the Landlords and irrespective of the cause of the damage or deterioration necessitating such repair, maintenance, cleansing, replacement, renewal, rebuilding or reinstatement; and without prejudice to the foregoing but subject as aforesaid to carry out and perform all the obligations otherwise incumbent upon the Landlords and/or the owner of the Premises whether at common law or by statute or otherwise but provided always that the Tenants shall not be obliged to keep any part of the Premises in any better condition than as evidenced by the Schedule of Condition.

5.2	Plant and Equipment

To keep the Plant and Equipment in good working order, repair and condition commensurate with its age and design to the reasonable satisfaction of the Landlords and from time to tie to replace the same or any of them with suitable articles or equipment of equal or greater value, quality and functionality to the reasonable satisfaction of the Landlords and within a time specified by the Landlords acting reasonably.

5.3	Maintenance Contracts

To enter into and thereafter to keep in force at the Tenants’ sole expense, with maintenance engineers previously approved by the Landlords, maintenance contracts in terms also to be approved by the Landlords, providing for the regular inspection, maintenance and repair of the Plant and Equipment, and when and as often as requested to do so by the Landlords, to produce such evidence as the Landlords may reasonably require to satisfy the Landlords that the foregoing obligations have been and are being fully implemented by the Tenants;

5.4	Insured Risks Exclusion

Notwithstanding the foregoing provisions of Clauses 5.1, 5.2 and 5.3, but subject to complying with Clauses 4.1.4 and 4.1.5, the Tenants shall not be liable for any repair or renewal required as a result of the occurrence of any of the Insured Risks save to the extent that the insurance monies are rendered irrecoverable in consequence of some act, omission or default of the Tenants;

5.5	Cleaning windows etc.

To clean the inside and outside of the windows and glass doors (if any) in the Premises once in every calendar month and generally to keep the Premises clean and tidy and free from weeds, deposits of material and refuse and not to bring or keep or suffer to be brought or kept upon the Premises anything which in the opinion of the Landlords is or may become unclean, unsightly or detrimental to the Premises and not to permit goods and other articles or rubbish to be stored or left lying around or outside the Premises but to place or cause to be placed any rubbish or scrap in containers to be provided by and at the cost of the Tenants and as directed by the Landlords for this purpose and to remove all refuse from the Premises at least once a week;

5.6	External Painting

In every third year of this Lease and also, unless otherwise agreed by the Landlords in writing, within the period of 3 months prior to the date of expiry or earlier termination of this Lease in a proper and workmanlike manner to strip down, prepare, paint and/or treat as appropriate all the outside wood and metalwork of the Premises, and all other parts of the exterior of the Premises which are usually or ought to be so painted and/or treated and all additions thereto in such colours and with such preservatives and/or decorative materials as may be approved in writing by the Landlords prior to the commencement of the work (which approval shall not be unreasonably withheld) and also in like manner as often as in the opinion of the Landlords shall be necessary to clean the stonework and other finishes to the exterior of the Premises by such method as shall previously have been approved in writing by the Landlords and to keep clean all tiles, glazed bricks and similar washable surfaces. In the last year of this Lease (howsoever determined) the tints, colours and patterns of all such works of external decoration and treatment shall be such as shall have been specified or approved in writing by the Landlords at their sole discretion.

5.7	Internal Painting

In every fifth year of this Lease and also, unless otherwise agreed by the Landlords in writing within the period of 3 months (but not more than once in any calendar year) prior to the date of expiry or earlier termination of this Lease to strip down, prepare, paint and/or treat as appropriate all the inside wood surfaces and metalwork of the Premises and all other parts of the interior of the Premises which are usually or ought to be so painted and/or treated and all additions thereto in such colours and with such preservatives and/or decorative materials as may be approved in writing by the Landlords prior to the commencement of the work (which approval shall not be unreasonably withheld). In the last year of this Lease (howsoever determined) the tints, colours and patterns of all such works of internal decoration and treatment shall be such as shall have been specified or approved in writing by the Landlords at their sole discretion.

5.8	Dilapidations

Upon notice being served by or on behalf of the Landlords to execute all repairs, renewals, replacements, removals and other works to the Premises as the Landlords may require to procure compliance by the Tenants with the terms of this Lease, within 2 months (or sooner if practicable) from the date of such notice, and that to the satisfaction of the Landlords and in case of default by the Tenants timeously to execute such works the Landlords may execute all such works as aforesaid and the proper costs and expenses incurred by the Landlords in so doing (including their solicitors’ and surveyors’ charges and other charges) shall, on demand be due and payable by the Tenants to the Landlords;

5.9	Compliance with Statute

To comply at their own expense with the provisions and requirements of all European Union United Kingdom and Scotland statutes and subordinate legislation, regulations and directives (including without prejudice to the foregoing generality the Planning Acts, the Factories Act 1961, the Offices, Shops and Railway Premises Act 1963, the Fire (Scotland) Act 2005 the Health and Safety at Work etc Act 1974, the Environmental Protection Act 1990, the Environment Act 1995, the Disability Discrimination Act 1995, the CDM Regulations and the

Control of Asbestos Regulations 2006) and any notices and directions issued thereunder and to carry out all works directed or required by any local or public authority by virtue of any such statute or subordinate legislation, regulation or directive, in each case relating to the Premises or the occupation and use of the Premises and whether the obligation to comply be imposed on the Landlords or the Tenants and in particular but without prejudice to the generality to comply with any rule or regulation relating to the storage of hazardous or combustible goods or materials and to indemnify the Landlords from and against all fees, penalties, charges, claims, costs and expenses incurred as a consequence of any breach or non-observance of any statutes and subsidiary legislation herein referred to or payable for obtaining any approval of works or matters to be done in respect of the Premises by virtue thereof.

5.10	Evidence of Compliance

To provide to the Landlords on request and at the Tenants’ expense copies of the fire safety risk assessments and fire safety records, the Health and Safety file and any Certificates, consents, warrants, notices and other documentation relating to the Premises as the Landlords may require as evidence of compliance with Clause 5.9;

5.11	Compliance with Title

To comply at their own expense with the whole burdens, provisions, obligations, conditions and restrictions contained or referred to in the title deeds and/or any Land Certificate relating to the Premises and that whether the said provisions are imposed on the owner or the occupier of the Premises;

5.12	Insurers’ Requirements

To execute timeously all requirements and stipulations made by the Landlords’ Insurers (and intimated to the Tenants);

5.13	Planning

5.13.1	Not to do or omit or permit to be done or omitted anything on or in connection with the Premises (or any building of which the Premises form part) the doing or omission of which shall or might be a contravention of the Planning Acts (or of any notices, orders, licences, consents, permissions and conditions (if any) granted or imposed thereunder or under any enactment repealed thereby) and to free and relieve the Landlords from the costs of any application by the Tenants for planning permission and the works and things done in pursuance thereof;

5.13.2	In the event of permission from any planning authority under the Planning Acts and/or other statutory consent being required for any purpose including without prejudice to the foregoing generality, the rebuilding, repair, reinstatement, erection, addition, alteration or change of use of, in or to the Premises to apply at their own expense to the local planning authority and such other authorities or bodies as may be requisite for all licences, consents and permissions which may be required in connection therewith provided that no such application shall be made without the prior written consent of the Landlords, and to give full particulars to the Landlords of the grant or refusal (as the case may be) of all such licences, consents and permissions forthwith on the receipt thereof and (free of cost to the Landlords) to supply a copy thereof for retention by the Landlords;

5.13.3	In the event of any planning authority refusing any consent or agreeing to grant the desired planning permission only with modifications or subject to conditions, not to accept such modifications or conditions without the consent in writing of the Landlords and forthwith to give to the Landlords full particulars of such modifications or conditions and if such modifications or conditions shall, in the opinion of the Landlords, be undesirable, then not to implement said consent and forthwith if the Landlords so require and request but at the expense of the Tenants, to lodge the necessary notice of appeal and at the Tenants’ cost to pursue diligently such appeal and at all times at the request of the Landlords to keep the Landlords informed as to the progress thereof;

5.13.4	Immediately on receipt to give notice to the Landlords of any notice, order or proposal for a notice or order served on the Tenants under the Planning Acts and if so required by the Landlords to produce the same and at the request of the Landlords but at the equal cost of the Landlords and the Tenants to make or join in making such objections or representations in respect of any proposals as the Landlords may require;

5.13.5	If the Tenants shall receive any compensation with respect to their interest under this Lease because of any restriction placed upon the use of the Premises under or by virtue of the Planning Acts then if and when the Tenants’ interest under this Lease shall be determined howsoever that event may occur, forthwith to make such provision as is just and equitable for the Landlords to receive their due benefit if any from such compensation; and

5.13.6	If and when called upon to do so to produce to the Landlords or the Landlords’ Surveyor all such plans, documents and other evidence as the Landlords may require in order to satisfy themselves that the provisions of this Clause 2 have been complied with in all respects;

5.14	Alterations

Not to cut, remove or divide the Premises nor to make or permit to be made any alterations or additions or improvements to the Premises or change or permit to be changed the design, layout, external appearance or architectural features of the Premises or the shape or style of the windows or window frames or external decoration scheme of the Premises, nor to place or permit to be placed on or adjacent to the Premises any erection or building except with the prior written consent of the Landlords and only in accordance with plans and specifications (to be submitted in duplicate) approved in writing by the Landlords in advance of commencement of the works, which consent and approval shall not be unreasonably withheld or a decision thereon unduly delayed in the case of non-structural internal alterations only but which consent may otherwise be withheld or granted subject to such conditions as the Landlords may in their reasonable discretion consider appropriate. In the event of the Tenants failing to observe the terms of this Clause it shall be lawful for the Landlords or their agents to enter upon the Premises with or without workmen and equipment and to remove any alteration, addition or carry out such other works as are required to restore the Premises to their former state and condition and the whole cost and expense thereof (including surveyors’ and other professional fees) shall be due and payable by the Tenants to the Landlords on demand;

5.15	The CDM Regulations

Where the CDM Regulations apply to any works carried out by the Tenants to the Premises:-

5.15.1	to plan and carry out those works (subject always to Clause 5.14) strictly in accordance with the CDM Regulations;

5.15.2	to act as the sole client in relation thereto, in questions with the Landlords, and to make a Declaration to the Health and Safety Executive to that effect prior to commencing the works in question;

5.15.3	to send to the Landlords a copy of the said Declaration at the same time it is made and to send to the Landlords, as soon as received, a copy of the acknowledgement thereof from the Health and Safety Executive;

5.15.4	to permit the Landlords to enter the Premises and to inspect the Health and Safety file from time to time;

5.15.5	on request to provide the Landlords with a full and complete copy of the Health and Safety file for the Premises updated to reflect properly all works carried out by the Tenants; and

5.15.6	to grant to the Landlords a full and free right and licence to copy and use for their own purposes in relation to the Premises all information contained in the Health and Safety file for the Premises;

5.16	Value of Alterations

To provide the Landlords at all times with sufficient information with regard to the value of any replacement of or alteration or addition to any part of the Premises and to supply the Landlords with any further information which the Landlords shall require for insurance purposes;

5.17	Signs and Displays

Not without the previous consent in writing of the Landlords (which consent shall not be unreasonably withheld or a decision thereon unduly delayed but if given may be given subject to such conditions as to the style and type and positioning thereof as the Landlords may in their sole discretion consider appropriate) to affix, paint, write, place, attach or otherwise exhibit on the exterior of the Premises (or any building of which the Premises form part) or the interior of the Premises in such a position as to be visible from outside the Premises any figure or letter or any sign, notice, placard, poster, advertisement or others whatsoever (and in default the Landlords may enter and remove the same at the Tenants’ sole cost) and if the Landlords shall give consent as aforesaid, to obtain at the Tenants’ own expense all other requisite consents (including but not limited to consent of the Planning Authority) which may be required by law;

5.18	TV Aerials

Not to install any television or other aerials, antennae or satellite receiving dishes serving the Premises or any part thereof;

5.19	User

Not to use or permit or suffer the Premises or any part thereof to be used otherwise than for the development, manufacture and distribution of blood grouping reagents, haematology reagents and controls, and/or pharmaceutical manufacturing utilising cold storage, laboratories, plant rooms, offices and staff facilities on the Premises save with the prior written consent of the Landlords, such consent not to be unreasonably withheld or a decision thereon unduly delayed in the case of any other use falling within Class 4 of the Schedule to the Town and Country Planning (Use Classes) (Scotland) Order 1997, and without prejudice to the foregoing: -

5.19.1	not to use or permit the Premises or any part thereof to be used as residential or sleeping accommodation or for any noxious, noisy, dangerous, offensive, illegal or immoral trade, business, manufacture or occupation nor for gaming or gambling nor as a betting shop or amusement arcade nor for any sale by auction, exhibition or public meeting or entertainment nor for any purpose which in the reasonable opinion of the Landlords may be or grow to be a nuisance or annoyance or cause disturbance or inconvenience to the Landlords or any of their tenants or sub-tenants or to any owner or occupier of premises in the neighbourhood;

5.19.2	not to do or permit or suffer on the Premises or any part thereof any act or omission whereby any insurance policy effected by the Landlords relating to the Premises or any other property in which the Landlords have an interest may be or become void or voidable or prejudiced in whole or in part or whereby the insurance premiums payable in respect thereof may become increased or whereby the risk of the Premises or any such other property or any part thereof being destroyed or damaged may be increased;

5.19.3	not to bring or permit or suffer to be brought into or onto the Premises or to place or store or permit to be placed or stored or to remain in or about the Premises any materials or goods which are or may be explosive;

5.19.4	to ensure that any materials or goods which are or may become hazardous, contaminating, offensive, dangerous, combustible, radioactive or inflammable are safely stored on the Premises;

5.20	Machinery

Not without the prior written consent of the Landlords such consent not to be unreasonably withheld or delayed to install any electrical and/or mechanical plant, engine or machinery or other tenants’ or trade fixtures and fittings except such as is commonly found or used in subjects which are used in a similar way to the Premises and does not give rise to undue noise, vibration or interference with any other equipment operated in the vicinity of the Premises;

5.21	Overloading

Not to bring into, place or keep or permit to be brought into, placed or kept in the Premises any heavy articles in such position or in such quantity or otherwise in such manner howsoever as to overload or cause damage to or to be in the reasonable opinion of the Landlords or their advisers likely to overload or cause damage to the Premises or any adjoining or neighbouring property and not to permit or suffer any of the Conduits or the Plant and Equipment or any other conducting media serving the Premises to be or become overloaded;

5.22	Drains

Not to pass or allow to pass into the Conduits or the Plant and Equipment or the pipes, drains, sewers or other conducting or service media serving the Premises any polluting agent or noxious or deleterious effluent or other substance which might cause any obstruction or injury to the Conduits or to the Plant and Equipment or to said pipes or others or otherwise cause contamination and in the event of such obstruction or injury or contamination occurring, forthwith to make good and remedy the same to the satisfaction of the Landlords, or at the Landlords’ discretion to pay to the Landlords on demand the costs incurred by the Landlords in making good all such damage; and to install and use such plant for treating any deleterious effluent as the Landlords shall reasonably require;

5.23	Air Pollution

Not to permit or suffer any smoke, effluvia, vapour or grit to be emitted from the Premises nor to permit any fuel burning or other smoke-emitting apparatus or appliance to be installed within the Premises without the Landlords’ prior written consent and to maintain any such apparatus or appliance to the entire satisfaction of the Landlords;

5.24	Not to cause Obstructions etc.

Not by building or otherwise to stop up or darken any window or light in or enjoyed by the Premises nor to permit any new wayleave, servitude, privilege or encroachment to be made or acquired into, against or upon the Premises and in case any such servitude right, privilege or encroachment shall be made or attempted to be made, to give immediate notice thereof to the Landlords and to permit the Landlords and their agents to enter upon the Premises for the purpose of ascertaining the nature of any such servitude right, privilege or encroachment and at the request of the Landlords but at the equal cost of the Landlords and the Tenants, to adopt such means as may reasonably be required or deemed proper for preventing any such encroachment or the acquisition of any such servitude right, privilege or encroachment;

5.25	Not to acknowledge third party rights

Not to give to any third party any acknowledgement that the Tenants enjoy the access of light to any of the windows or openings in the Premises by the consent of such third party nor to pay to such third party any sum of money nor to enter into any agreement with such third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light to any windows or openings and in the event of any of the owners or occupiers of adjacent land or buildings doing or threatening to do anything which obstructs the access of light to any of the said windows or openings, to notify the same forthwith to the Landlords and to permit the Landlords to bring such proceedings as they may think fit in the name of the Tenants but at the equal cost of the Landlords and the Tenants against any of the owners and/or occupiers of the adjacent land in respect of the obstruction of the access of light to any of the windows or openings in the Premises;

5.26	Fire/Emergency Systems

To provide and maintain all fire detecting, fire fighting, alarm and extinguishing plant, systems and apparatus and emergency lighting required by the Landlords (having regard to statutory requirements) or their insurers to be installed within or serve the Premises and to operate and maintain the same all in accordance with the directions of the Landlords, their insurers and the local Fire and Rescue Authority and any other competent authority and not to obstruct the access to or means of operating such plant, systems and apparatus and to take promptly all requisite action to carry out or review any fire safety risk assessment required in respect of the Premises and maintain fire safety records;

5.27	Temperature

To keep the temperature in the Premises at a level sufficient to prevent the freezing of water and other pipes;

5.28	Re-letting/For Sale Boards

To allow the Landlords or their agents to enter the Premises

5.28.1	at any time during the last year of this Lease (howsoever determined) to fix and keep on the Premises in a position to be selected by the Landlords (but not so as to obstruct materially any window or ventilator) a noticeboard for re-letting the same and

5.28.2	at any time during the period of this Lease to fix and keep on the Premises in a position to be selected by the Landlords (but not so as to obstruct materially any window or ventilator) a noticeboard for selling the Premises and not to obscure any such noticeboard and to permit all persons authorised by the Landlords or their agents to view the Premises at all reasonable hours by prior appointment without interruption or interference;

5.29	Security

Not to permit the public access to or egress from the Premises outside the hours that the Tenants are open for business and in addition to the foregoing to ensure that all entrances and exits to and from the Premises are held lockfast and secure outwith such times as an employee of the Tenants is actually present in the Premises;

5.30	Other Insurances

Not to effect nor permit nor suffer to be effected any insurance against any of the Insured Risks, and in default any insurance monies received by or payable to the Tenants shall be the property of and forthwith paid over to the Landlords;

5.31	Application for Consent

Upon making any application for any consent or approval which is required under this Lease, to disclose to the Landlords such information as the Landlords may reasonably and relevantly require;

5.32	Inform Landlords of Notices

Upon the happening of any occurrence or upon the receipt of any notice, order, proposal, requisition, direction or other thing which may be capable of adversely affecting the Landlords’ interest in the Premises, forthwith at the Tenants’ own expense to deliver full particulars or a copy thereof to the Landlords and at the request of the Landlords but at the equal cost of the Landlords and the Tenants to make or join with the Landlords in making such objections or representations against such notice, order, proposal, requisition, direction or other thing as the Landlords may deem necessary;

5.33	Advise Landlords of Damage

In the event of the Premises being destroyed or damaged, to give notice thereof immediately to the Landlords stating whether and to what extent such destruction or damage was brought about directly or indirectly by any of the Insured Risks;

5.34	Inform Landlords of Defects

To inform the Landlords in writing immediately upon becoming aware of any defect in the Premises which might give rise to a duty or liability imposed on the Landlords to any person whether by common law, statute or otherwise;

5.35	Remedy Breaches by Sub-Tenants

In the event of a breach, non-performance or non-observance of any of the obligations, conditions, agreements and provisions contained or referred to in this Lease by any subtenants of the Tenants, forthwith upon discovering the same, to take and institute at their own expense all necessary steps and proceedings to remedy or procure remedy of such breach, non-performance or non-observance (without prejudice, however, to the Landlords’ right to irritate this Lease on account of such breach, non-performance or non-observance);

5.36	Assignation etc. of Part

Not to assign this Lease in respect of part only of the Premises nor to sub-let part only of the Premises nor to part with or share possession or occupation of the whole or any part of the Premises nor to charge, grant rights over the same in favour of any third parties nor otherwise to dispose of or deal with the Tenants’ interest in the Premises, except with the prior written consent of the Landlords;

5.37	Assignation/Sub-letting of Whole

Not to assign or attempt to assign this Lease in respect of the whole of the Premises nor to sub-let the whole of the Premises without the prior written consent of the Landlords, which consent shall not be unreasonably withheld or a decision thereon unduly delayed in the case of a responsible and respectable assignee or sub-tenant who in the opinion of the Landlords is of sound financial standing and demonstrably capable of fulfilling the Tenants’ obligations under this Lease;

5.38	Sub-Letting

Without prejudice to clauses 5.36 and 5.37 above, in relation to any permitted sub-lease:-

5.38.1	not at any time to sub-let or agree to sub-let the Premises nor permit any person to occupy the Premises except at a rent which at the date when occupation shall commence is not less than the higher of the then market rent of the Premises (all grassums, premiums, fines and lump sum commutations of rent being prohibited) and the rent for the Premises payable under this Lease at the said date when occupation commences;

5.38.2	to ensure that the rent payable under any such permitted sub-lease shall be payable not more than quarterly in advance;

5.38.3	to ensure that any such permitted sub-lease shall contain obligations incumbent upon the sub-tenant similar to and consistent with the obligations undertaken by the Tenants under this Lease and shall include an obligation not to assign such sub-lease or further to sub-let or in any way deal with the sub-tenant’s interest under such sub-lease without the prior written consent of the Landlords and any permitted further sub-under-lease shall contain similar provisions;

5.38.4	to procure that any such permitted sub-lease shall provide:

(i)	for re-entry by the Tenants in the case of breach by the sub-tenant of any of its obligations under the sub-lease, and

(ii)	that the sub-tenant is prohibited from doing, permitting or suffering any act or thing on or in relation to the Premises or any part thereof which is a breach of, or is inconsistent with, any of the obligations imposed upon or undertaken by the Tenants under this Lease;

(iii)	Not to vary the terms of any such permitted sub-lease without the Landlords’ consent;

(iv)	To ensure that the rent payable under any such permitted sub-lease is not reduced nor commuted nor is paid further in advance than provided for in that sub-lease; and

(v)	To ensure that the rent payable under any such permitted sub-lease is reviewed strictly in accordance with its terms;

5.39	Copy Documents

Within 21 days after every permitted assignation, transfer, charge or other devolution of the Tenants’ interest under this Lease and the grant of every permitted sub-lease of the Premises or any part thereof or other document pursuant thereto, to give written notice of the date of entry thereunder and of the name, identity and place of abode or registered office of the assignee, transferee, creditor or sub-tenant to the Landlords and to deliver to the Landlords or their agents a certified copy of the deed, document or instrument effecting the same and within a further twelve weeks to deliver two official Extracts thereof from the Books of Council and Session;

5.40	Facilitate Access etc.

To take all reasonable steps to facilitate the exercise by the Landlords and others of the Reserved Rights;

5.41	Indemnity

To free, relieve and indemnify the Landlords from and against liability in respect of any injury to or the death of any person, damage to any property, heritable or moveable, any interdict or court action, the infringement, disturbance or destruction of any right, servitude or privilege or otherwise by reason of or arising directly or indirectly out of the repair, state of repair or condition of the Premises or any alteration or addition or improvement to the Premises or the use of the Premises and from any act, omission or default of the Tenants in the implementation and observance of the obligations contained in this Lease and from all fees, penalties, charges, proceedings, costs, claims, expenses and demands of whatsoever nature in respect of any such liability or alleged liability or any such act, omission or default; in the event of any damage being caused to the Premises or any other property directly or indirectly through any act, omission or default on the part of the Tenants, forthwith at the Tenants’ own expense to restore and repair the same to the entire satisfaction of the Landlords and further to pay and so free, relieve and indemnify the Landlords of and from any liability and all loss, injury or damage which may be sustained by any third parties;

5.42	Removal

On the expiry or earlier termination of this Lease howsoever determined:-

5.42.1	to flit and remove from the possession and use of the Premises and the Landlords’ fittings and fixtures therein without any process of removal being used against them to that effect;

5.42.2	to surrender the Premises and all Landlords’ fixtures and fittings therein and thereon to the Landlords with vacant possession and leaving the same in good and substantial condition and repair and fit for use all in accordance with the Tenants’ obligations under this Lease subject always to the items specified in the Schedule of Condition, and in the event of any Landlords’ fixtures and fittings or any of the Plant and Machinery being broken or missing, to replace the same with items of equal or greater value, quality and functionality, and to carry out any works required by the Landlords in terms of Clause 5.8, and that all without payment of any compensation by the Landlords;

5.42.3	to make good to the Landlords’ reasonable satisfaction any damage caused by the removal of trade or Tenants’ fixtures and fittings or otherwise attributable to the Tenants removing;

5.42.4	to pay to the Landlords all monies due in terms of this Lease up to the expiry or earlier termination thereof including but not limited to all rent and insurance premiums;

5.42.5	to pay to the Landlords the whole cost and expense of carrying out the works referred to in Clause 5.8 and Clause 7 (but only in the event of the default of the Tenants as specified in the said Clauses 5.8 and 7) together with a sum equivalent to rent at the rate payable under this Lease as at the date of expiry or earlier termination calculated on a daily basis over a year for the period from the date of expiry or earlier termination until completion of such works as aforesaid but subject to a maximum period of three months;

5.42.6	unless otherwise agreed by the Landlords in writing at the entire cost of the Tenants to remove any alterations, additions, signs, fittings or fixtures which may have been made or installed by or on behalf of the Tenants or any sub-tenants whether prior or subsequent to the Date of Entry and to restore the Premises to their condition prior to such alterations, additions, signs, fittings or fixtures having been carried out or installed, to the Landlords’ reasonable satisfaction;

5.42.7	to deliver to the Landlords the full and complete principal copy of the Health and Safety file for the Premises under the CDM Regulations; and

5.42.8	to remove all signs, notices, placards, posters, advertisements and others installed by the Tenants and make good any damage caused by such removal all to the reasonable satisfaction of the Landlords.

6.	Landlords’ Warranty

6.1	Quiet Enjoyment

The Landlords warrant that the Tenants may on paying the rent and performing the obligations herein contained, and subject to the rights reserved to the Landlords and others in terms of this Lease, quietly enjoy the Premises during the Duration.

6.2	No Warranty

Nothing contained in this Lease or in any consent or approval granted by the Landlords under this Lease shall be deemed to constitute any warranty by the Landlords that the Premises or any part thereof are authorised for use under the Planning Acts or otherwise for any specific purpose or that the Premises are fit for any of the Tenants’ purposes under this Lease and the Tenants shall remain fully bound and liable to the Landlords in respect of the Tenants’ obligations under this Lease without any compensation, recompense or relief of any kind whatsoever.

6.3	Services

The Landlords shall use reasonable endeavours to provide the Services at all times, subject to Clause 14 of this Lease.

7.	Schedule of Dilapidations

7.1	Landlords’ Entitlement

The Landlords shall be entitled at any time throughout the Duration or after the date of expiry or earlier termination of this Lease:-

7.1.1	to enter upon the Premises on giving prior notice (except in the case of emergency) to inspect and examine the same, to view the state of repair and condition thereof and to take a Schedule of Landlords’ fixtures;

7.1.2	to compile a Schedule of Dilapidations being a list of those works which are in the opinion of the Landlords required to restore the Premises to good, substantial and tenantable condition and repair and fit for use all in accordance with the whole provisions of this Lease and at the determination or earlier expiry of this Lease to remove all alterations, additions, fixtures and fittings which have been carried out or installed by or on behalf of the Tenants or any sub-tenants whether prior or subsequent to the Date of Entry; and

7.1.3	to make a reasonable estimate of the whole costs and expenses of having such works as are referred to in Clause 5.8 and/or 7.1.2 carried out to the entire satisfaction of the Landlords if such works have not been carried out by the Tenants within the period of 2 months of notice of the same.

8.	Insurance

The Landlords shall (unless prevented from doing so by any act, omission or default of the Tenants or otherwise) keep the Premises (other than the Tenants’ fixtures and fittings and, in the case of any permitted alteration or addition, provided that the value thereof has been intimated to the Landlords) constantly insured in the name of the Landlords (and such other names as the Landlords may require with the Landlords using best endeavours to procure the interest of the Tenants is noted on the insurance policy) against loss or damage by or in consequence of the Insured Risks (but only for so long as and to the extent that the Landlords are able to obtain cover for the Insured Risks at reasonable commercial rates and subject to such excesses, exclusions and limitations as the Landlords’ insurers may require or impose), for such sum or sums as represents the Full Cost of Reinstatement together with such sum as the Landlords may estimate represents the loss of rent payable by the Tenants hereunder for 3 years, all in such insurance office or with such underwriters and through such agency as the Landlords may from time to time determine. In addition, the Landlords shall effect insurance in respect of the Landlords’ liability for property owners’ and third party liability and against such other risks as the Landlords may require for such amounts and on such terms as the Landlords may require. On the request of and at the expense of the Tenants the Landlords shall provide the Tenants with a summary of the risks insured against and amount of cover provided by the Landlords’ insurances.

9.	Reinstatement

If and whenever during the Duration the Premises are damaged or destroyed by any of the Insured Risks and provided always that the relative policy of insurance is not vitiated nor payment of any of the policy monies refused in whole or in part by reason of any act, omission or default of the Tenants, then as soon as reasonably practicable thereafter the Landlords shall, subject to all requisite statutory or other consents being obtained and subject also to receiving from the Tenants the sum or sums referred to in Clause 4.1.5, apply all monies received under the policy of insurance (other than monies in respect of (i) loss of rent insurance and (ii) property owners’ and third party liability insurance) in reinstating the Premises or such part of the Premises as shall have been so destroyed or damaged, so as to provide-accommodation approximately equivalent to that which existed prior to such destruction or damage (but not so as to provide accommodation identical in layout if it would not be reasonably practicable so to do). Any shortfall in the insurance proceeds not caused by the Tenants’ act or omission shall be made up by the Landlords.

10.	Lease to Continue in Full Force and Effect

This Lease shall not be determined by reason of any damage to or the destruction in whole or in part of the Premises by any of the Insured Risks or otherwise but shall nevertheless continue in full force and effect for the Duration, provided however that, without prejudice to the foregoing, in the event that the Premises or any part thereof shall be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation and use, and provided always that the relative policy of insurance shall not have been vitiated nor payment of any of the policy monies refused in whole or in part by reason of any act, omission or default of the Tenants, the loss of rent insurance monies received by the Landlords shall be applied by the Landlords in satisfaction pro tanto of the annual rent hereunder until the Premises shall again be rendered fit for occupation and use or, if earlier, until the expiry of 3 years from the date of such damage or destruction. If the Premises are not rendered fit for occupation and use after expiry of the said 3 year period the Landlords and the Tenants shall be entitled to terminate the Lease at any time thereafter by serving one months prior written notice on the other.

11.	Irritancy

11.1	Landlords’ Entitlement to Irritate

If the rent or any other sum due to the Landlords under this Lease shall remain unpaid for 14 days after the same shall have become due (whether or not the same has been demanded) or if the Tenants shall fall to perform or observe any of the other obligations undertaken by them in this Lease or if the Tenants (being a corporation) shall go into liquidation, (whether compulsory or voluntary), or have a receiver or administrator appointed or in the event that the Tenants (being a company with unlimited liability) apply to limit their liability or in the event that the Tenants or any of them enter into a composition for the benefit of creditors or shall make any arrangement with their creditors, or shall become insolvent or apparently insolvent or have a curator or judicial factor appointed then and in any of these events it shall be in the power of the Landlords by notice to bring this Lease to an end forthwith without any declarator or process of law to that effect and to remove the Tenants from possession of the Premises, and repossess and enjoy the same as if this Lease had not been granted and that without prejudice to any other remedy of the Landlords in respect of any antecedent breach of any of the Tenants’ obligations hereunder, and under reservation of all rights and claims competent to the Landlords in terms of this Lease (including those in respect of rent, insurance premiums and other monies due to the date of such removal and termination), which irritancy is hereby declared to be pactional and not penal and shall not be purgeable at the bar.

11.2	Remediable Breach

In the case of a breach, non-observance or non-performance by the Tenants which is capable of being remedied, the Landlords shall not exercise any such option to irritate this Lease unless and until they shall first have given written notice to the Tenants specifying the breach, non-observance or non-performance and requiring the same to be remedied and intimating their intention to exercise their option of irritancy in the event of said breach, non-observance or non-performance not being remedied within such period as may be stated in the notice (being such reasonable period of time as the Landlords shall stipulate in the notice which in the case of rent and other monetary payments shall be a period of 14 days only from the date of service of the notice) and the Tenants shall have failed to remedy the same within said period.

12.	Acceptance of Rent/No Waiver/No Compensation

12.1	Acceptance of Rent

The demand for or acceptance of rent (or other sums) by the Landlords or their agents at any time shall not in any circumstances constitute nor be construed to be a waiver of any of the Tenants’ obligations under this Lease nor of the Landlords’ remedies for breach thereof;

12.2	No Compensation

The Tenants on removing from the Premises shall not be entitled to claim any compensation from the Landlords under any statute or subsidiary legislation in force before or after the expiry or earlier termination of this Lease.

13.	No Implied Servitudes

Nothing herein contained shall by implication of law or otherwise operate or be deemed to confer upon the Tenants any servitude right or privilege whatsoever over or against any adjoining or neighbouring property which now or hereafter shall belong to the Landlords which would or might restrict or prejudicially affect the future rebuilding, alteration or development of such neighbouring or adjoining property and the Landlords shall have the right at any time to make such alterations to or pull down and rebuild or redevelop any such adjoining property as they may deem fit without obtaining any consent from or making any compensation to the Tenants but the Landlords shall (i) use all reasonable endeavours to minimise any disruption caused to the Tenants as a result of making any alterations, rebuilding and redevelopment of any such adjoining property and (ii) make good any physical damage caused thereby to the Premises.

14.	Disclaimer of Liability

The Landlords shall not be liable to the Tenants for any loss, damage or expense sustained by the Tenants by or through any defect, decay, inadequacy, want of repair or decoration or otherwise in the Premises (or any building of which they form part) or in or arising from the choking, bursting, overflow, leakage, stoppage or failure of any gas, water or soil pipes, ducts and cisterns or of the drains, sewers, gutters, rhones or conductors or the failure, fusing or breakdown of any electric wires or appliances or other service media or for any injury, damage or expense or financial or consequential loss whether to persons, property or goods arising directly or indirectly through any act or omission of the proprietors, tenants or occupiers of any adjoining or neighbouring properties or the act, neglect or default of any person authorised by the Landlords to enter the Premises or arising out of the condition of the Premises.

15.	Exclusion of Representations

The Tenants acknowledge that this Lease has not been entered into in reliance wholly or partly upon any statement or representation made by or on behalf of the Landlords save in so far as any such statement or representation is expressly set out in this Lease.

16.	Notices

All notices which require to be given in terms of this Lease shall be in writing and shall be deemed to be sufficiently given if sent by recorded delivery post addressed (One) in the case of the Tenants, to the Tenants (if a body corporate) at their Registered or Head Office or (if an individual) at his last known address in the United Kingdom or (if a partnership) to the partnership or any one or more of the partners thereof at the Premises or (in any case) at such other address as the Tenants may have notified in writing to the Landlords and (Two) in the case of the Landlords, to the Landlords (if a body corporate) at their Registered or Principal Office or (if an individual or partnership) at their last known address in the United Kingdom or in either case to such other address as the Landlords may have notified in writing but so long as the Landlords are the Scottish Ministers notices should also be copied to Steve

Taylor, Director of Facilities Management, NHS National Services Scotland, Gyle Square, 1 South Gyle Crescent, Edinburgh, EH2 9EB, and any such notice shall be deemed to have been served on the second business day after the date on which the same was posted (excluding weekends and public and statutory holidays). In proving service, it shall be sufficient to prove that the envelope containing the notice was duly addressed to the Landlords or the Tenants, as the case may be, in accordance with this Clause and posted to the place to which it was so addressed.

17.	Arbitration

Any dispute or difference arising between the Landlords and the Tenants relating to the interpretation or implementation of this Lease or arising in any way therefrom shall (except as otherwise provided in this Lease) be referred to the decision of a sole arbiter to be appointed jointly by them or in default of agreement shall be appointed on the application of either the Landlords or the Tenants by the President or other Senior Office Holder of the Law Society of Scotland for the time being and the award of such arbiter shall be final and binding on the Landlords and the Tenants. Such reference to arbitration shall take effect subject to and in accordance with the Arbitration (Scotland) Act 1894 and the submission of a stated case to the Court in the course of arbitration proceedings shall be excluded. The costs of the arbitration shall be as determined by the arbiter which failing shall be apportioned equally between the Landlords and the Tenants.

18.	Registration

The Landlords and the Tenants consent to registration hereof and of any document pursuant hereto for preservation and execution: IN WITNESS WHEREOF these presents consisting of this and the preceding thirty pages together with the schedule of three parts, car park plan and lease plan annexed are subscribed as follows: they are subscribed for and on behalf of the Scottish Ministers by Stuart Baird one of their Authorised Signatories at Edinburgh on the Twenty Sixth day of July Two Thousand and Seven in the presence of this witness Keith Thompson of Caiyside, Edinburgh and they are subscribed for and on behalf of Dalglen (No. 1062) Limited by Paul Cowan one of their Directors at Glasgow on the Thirty First day of July Two Thousand and Seven, in the presence of this witness, Jonathan Williamson of 52 Bedford Row, London

This is the Schedule referred to in the foregoing Lease between The Scottish Ministers and Dalglen

(No. 1062) Limited relative to 21 Ellen’s Glen Road, Edinburgh

SCHEDULE

Part 1

The Premises

ALL and WHOLE the building at 21 Ellen’s Glen Road, Edinburgh being part of the subjects described in (One) the Disposition by The Board of Management for the Edinburgh Southern Hospitals in favour of The Secretary of State for Scotland dated 3 April 1969 and recorded in the General Register of Sasines for the County of Midlothian on 17 April 1969; and (Two) the Disposition by Lothian Health Board in favour of The Secretary of State for Scotland dated 21 March 1990 and recorded in the General Register of Sasines for the County of Midlothian on 3 April 1990 and shown coloured yellow on the Lease Plan.

TOGETHER WITH:-

1.	a non exclusive right of pedestrian and vehicular access to and from the Premises along the road shown coloured red on the Lease Plan;

2.	the 35 car parking spaces as shown delineated in blue on the Car Park Plan for the parking of private motor vehicles of the Tenants and their customers only together with a non exclusive right of pedestrian and vehicular access to and from such spaces along the said access road shown coloured red on the Lease Plan and the parts of the car park area not designated as car park spaces;

3.	the Landlords’ fixtures and fittings of every kind from time to time installed or fixed therein or thereon including without limitation the fixtures detailed in the List of Fixtures comprised in Part 3 of the Schedule;

4.	the Plant and Equipment;

5.	any drains, sewers, pipes, cisterns, radiators, tanks, pumps, gutters, ducts, wires, cables and all other conducting and service media which are designed to serve the Premises exclusively and all necessary servitudes and wayleaves relative to the same; and

6.	all permitted additions, alterations and improvements thereto (except tenants’ and trade fittings and fixtures);

and reference in the Lease to the Premises shall in the absence of any provision to the contrary include any part or parts of the Premises.

Part 2

The Reserved Rights

There are excepted and reserved to and in favour of the Landlords and all others authorised by the Landlords or who are otherwise entitled thereto the following rights:-

1.	The free and uninterrupted passage and running of ventilation, heating, water, soil, gas, electricity, telecommunications and other services in and through the Conduits in, on, under, over or passing through the Premises;

2.	To construct and to maintain in, upon, through, under or over the Premises at any time during the Duration the Conduits;

3.	Of light, air, support and protection for any adjoining or neighbouring property of the Landlords;

4.	Of inspecting, repairing, maintaining, altering, renewing and/or replacing the Conduits;

5.	To erect (or to consent to any person erecting) any new building or to demolish, alter, rebuild or otherwise deal with (or to consent to any person demolishing, altering, rebuilding or otherwise dealing with) any building on any land adjacent to, neighbouring or opposite the Premises, and to make or permit to be made any excavation on any land adjacent to neighbouring or opposite the Premises, and to undermine, underpin or shore up the Premises in a proper and secure manner as the Landlords think fit;

6.	To erect scaffolding on the exterior of the Premises if so required by the Landlords, provided that such scaffolding will not temporarily interfere with the access to or use and enjoyment of the Premises by the Tenants;

7.	To enter into and upon the Premises with or without workmen or equipment on all necessary occasions on giving prior notice to the Tenants (except in the case of an emergency) for any of the foregoing purposes, and for all other necessary purposes (including without prejudice to the generality, those specified in the foregoing Lease).

The foregoing rights shall be exercised subject to any physical damage thereby caused to the Premises being made good and causing the least possible disturbance to the Tenants, but otherwise without the consent of or compensation to the Tenants or any other parties in right of occupation of the Premises.

Part 3

List of Fixtures

Department	Item No	Description	Date of Acquisition	Notes
		-	-	-
Support Systems	1	Time Recording Equipment	2002	-
	2	Clearstore Shelving & Filing System	2005	-
				-
Building & Engineering Systems	3	Building Management System (TREND)	1996	Upgraded 2002
	4	Air Handling 1	1996	-
	5	Air Handling 2	2002	-
	6	RO Water System	1996	Upgraded 2002
	7	Air Compressor	1996	Not in operation @ June 2007
	8	Steam Generator - 2 off	1996	Not in operation @ June 2007
	9	Steam Pipeline	2005
	10	Heating System	1996
	11	Hot Water System	1996
	12	Hot Water System	2002

Laboratories	13	Laboratory Furniture	1996 & 2002

Refrigeration	14	+4 Cold Room	2002	Development
	15	+4 Cold Room	1996	Main Corridor
	16	-30 Freezer Room	1996	Main Corridor
	17	+4 Cold Room	2002	Despatch
	18	-40 Freezer Room	2002	Despatch
	19	+4 Cold Room	2002	Manufacturing

Sterilisation	20	Autoclave 1	1996
	21	Autoclave 2	2002

OPEN FIELD
ACCESS ROAD (ASPHALT)
ELLENS GLEN ROAD
a
b
c

☐ Car Parking

a = 6 spaces
b = 9 spaces
c = 14 spaces
d = 6 spaces

Total - 35 spaces

[illegible signature]

[illegible signature]

SNBTS Ellens Glen Road.
2004 Land Survey.
Notes. Plot not to scale.

SNBTS Ellens Glen Road.
2004 Land Survey.
Notes.
Plot not to scale.

And the said Lords grant Warrant for lawful execution hereon.

EXTRACTED by me having commission to that effect from the Keeper of the Registers of Scotland.